EXHIBIT 10.4.17

FOURTH SUPPLEMENTAL AGREEMENT

THIS FOURTH SUPPLEMENTAL AGREEMENT (this “Agreement”), dated as of the 21st day of February, 2006 (the “Effective Date”), is made between TAG 380, LLC (as successor-in-interest to Spartan Madison Corp., “Landlord”), having an office at 9 West 57th Street, New York, New York 10019, and Investment Technology Group, Inc. (“Tenant”), having an office at 380 Madison Avenue, New York, New York 10019.

W I T N E S S E T H:

WHEREAS, by Agreement of Lease, dated as of October 4, 1996 as supplemented and amended by the (i) First Supplemental Agreement dated as of January 29, 1997, (ii) Added Space Agreement, dated as of September 4, 1997, (iii) Second Supplemental Agreement dated as of November 25, 1997 and (iii) Third Supplemental Agreement dated as of September 29, 1999, (the Agreement of Lease, as so supplemented, shall be hereinafter referred to as the “Lease”) Landlord did demise and let unto Tenant, and Tenant did hire and take from Landlord, (a) the entire fourth (4th) floor, (b) portions of the fifth (5th) and seventh (7th) floors and (c) a portion of the basement floor known as “Unit C-3.3”, as items (a)-(c) are more particularly identified in the Lease (collectively, the “Premises”), in the building commonly known as 380 Madison Avenue, New York, New York (the “Building”);

WHEREAS, Landlord and Tenant desire to amend the Lease in order to (i) provide for the leasing to Tenant of an additional portion of the Building consisting of an additional portion of the 5th (fifth) floor of the Building, (ii) to extend the term of the Lease and (iii) otherwise modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant, for themselves, their legal representatives, successors and/or assigns, hereby agree that the Lease hereby is amended as set forth in this Agreement:

1.             Definitions.  (a)  All capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Lease; and

(b)  All references in the Lease and in this Agreement to the “Lease” shall mean the Lease as amended by this Agreement.

(c)  The term “Related Costs” shall mean architect’s and engineering fees, permit fees, expediter’s fees and designers’ fees and other “soft” costs in connection with Tenant’s Additional Work for the Premises and similar costs.

2.             Demise of Additional Space

(a) Subject to the terms hereof, effective as of the Effective Date, Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord on the terms and conditions of the Lease, a portion of the 5th floor of the Building, which the parties agree consists of seventeen thousand one hundred twenty-five (17,125) square feet of rentable area, as shown cross-hatched to the left of the heading “Tenant ‘A’” on the floor plan annexed hereto as Exhibit A and made a part hereof (the “5th Floor Additional Premises”).

(b) Effective as of the Effective Date, the 5th Floor Additional Premises shall be added to and form a part of the Premises demised pursuant to the Lease for all purposes under the Lease, except as otherwise expressly set forth to the contrary herein.

3.             Fixed annual rent for 5th Floor Additional Premises.  (a) The fixed annual rent payable by Tenant in respect of the 5th Floor Additional Premises shall be Eight Hundred Thirty-Nine Thousand One Hundred Twenty-Five and 00/100 Dollars ($839,125.00) ($49.00 per rentable square foot) for the period commencing on that date which is one hundred eighty days after the Effective Date (the “5th Floor Additional Premises Rent Commencement Date” and ending on the Expiration Date (both dates inclusive), payable in advance on the first day of each calendar month in equal monthly installments of Sixty-Nine Thousand Nine Hundred Twenty-Seven and Eight/100 Dollars ($69,927.08).

(b) If the 5th Floor Additional Premises Rent Commencement Date is not the first day of a calendar month, the fixed annual rent payment for the month in which the 5th Floor Additional Premises Rent Commencement Date occurs shall be payable on the 5th Floor Additional Premises Rent Commencement Date and pro-rated on a daily basis for such calendar month.

4.             Amendments Relating to the 5th Floor Additional Premises. With respect to the 5th Floor Additional Premises only, effective as of the Effective Date, the Lease is hereby amended as follows:

(i)            Section 3.01A(a) is deleted in its entirety and replaced with the following: “The term “Base Tax” shall mean the Taxes payable with respect to the Property for the Tax Year commencing on July 1, 2006 and ending on June 30, 2007.”

(ii)           Section 3.01(A)(d) is deleted in its entirety and replaced with the following:

“The term “Tenant’s Tax Share” shall mean 1.923% calculated as a fraction, the numerator of which is 17,125, reflecting the number of rentable square feet which Landlord and Tenant agree comprises the 5th Floor Additional Premises, and the denominator of which is 890,479, reflecting the number of rentable square feet which Landlord and Tenant agree comprises the rentable square footage of the office, retail and garage area of the Building.”

(iii)          Sections 3.02(A)(a), (b) and (c) are deleted in their entirety and replaced with the following:

“(a) “The term “Expense Base Factor” shall mean an amount equal to the Expenses for the Operating Year 2006.”

(b) “The term “Operating Year” shall mean each calendar year which includes any part of the Term, and the term “Base Operating Year” shall mean the calendar year 2006.”

(c) “The term “Tenant’s Expense Share” shall mean 2.062% calculated as a fraction, the numerator of which is 17,125, reflecting the number of rentable square feet which Landlord and Tenant agree comprises the 5th Floor Additional Premises, and the denominator of which is 830,305, reflecting the number of rentable square feet which Landlord and Tenant agree comprises the rentable square footage of the office area of the Building.”

(iv)          The figure nineteen and one half (19 1/2) in the second (2nd) and fourteenth (14th) lines of Section 4.07 of the Lease is hereby deleted and replaced with the figure nineteen (19).

(v)           Notwithstanding anything to the contrary in the Lease, Landlord shall allow Tenant to install, at its sole cost and expense, two (2) four inch conduits from the basement service area to the Building core for its telecommunication and data cabling, provided that (a) the plans for such installation shall be subject to Landlord’s review and approval prior to the commencement of such installation and (b) the contractor selected by Tenant to perform such installation shall be satisfactory to Landlord.

(vi)          Subsection 21.01(b) of the Lease shall be deleted in its entirety and replaced with the following:

“Maintain in good repair the air conditioning, heating and ventilating systems installed by Landlord.  Air conditioning, heating and ventilation systems will function when seasonably required (subject to the design criteria, including occupancy and connected electric load design criteria, set forth on Schedule O of the Lease) on Business Days from 7:00 a.m. to 6:00 p.m. in compliance with, and subject to the conditions of, the specifications set forth in Schedule O of the Lease.  Landlord has informed Tenant that windows of the 5th Floor Additional Premises and the Building are sealed, and that the 5th Floor Additional Premises may become uninhabitable and the air therein may become unbreathable during the hours or days when the aforesaid systems do not function automatically as described herein.  Any use or occupancy of the 5th Floor Additional Premises under the conditions set forth in the immediately preceding sentence shall be at the sole risk, responsibility and hazard of Tenant, and Landlord shall have no responsibility or liability therefor.  Such condition of the 5th Floor Additional Premises shall not constitute nor be deemed to be a breach or a violation of this Lease or of any provision thereof, nor shall it be deemed an actual or constructive eviction nor shall Tenant claim or be entitled to claim any abatement of rent nor make any claim for any damages or compensation by reason of such condition of the 5th Floor Additional Premises.  Tenant shall cause and keep entirely unobstructed all the vents, intakes, outlets and grilles, at all times and shall comply with and observe all regulations and reasonable requirements prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning systems serving the 5th Floor Additional Premises.  Nothing contained herein shall be deemed to require Landlord to furnish at Landlord’s expense such electric energy as is required to operate the air conditioning, heating and ventilating systems serving the 5th Floor Additional Premises.  Subject to the provisions of Article 4 of this Lease, all such electric energy for the systems (to the extent they serve the 5th Floor Additional Premises) shall be furnished to Tenant at Tenant’s cost and expense.  In the event that Tenant shall require air conditioning from the core system during the hours or days when the core system does not function automatically as described herein, Tenant shall give Landlord reasonable advance notice of such requirement and Landlord shall provide same and Tenant shall pay the Landlord’s then standard charges therefor as additional rent hereunder, which is $350 per hour, as of the date hereof, subject to increases from time to time.  Such charge shall be prorated among Tenant and any other tenants of the Building which shall request such overtime service during any time that Tenant shall also have requested such service.

At Tenant’s request, Landlord will permit Tenant to tap into the Building condenser water system for up to twenty (20) additional tons of condenser water to be supplied by Landlord without additional charge (except that the initial hookup shall be performed by Tenant at Tenant’s expense) to operate supplemental air-conditioning units installed by Tenant in or serving the 5th Floor Additional Premises.  Tenant shall pay a one-time tap-in fee of ONE THOUSAND TWO HUNDRED AND NO/100 DOLLARS ($1200.00) to Landlord before receiving any additional condenser water under this Subsection 21.01(b).  Any condenser water for such supplemental air conditioning units in excess of the aforementioned twenty (20) tons shall be charged at the rate of SIX HUNDRED FIFTY AND NO/100 DOLLARS ($650.00) per ton per annum.  Any supplemental air-conditioning units shall be installed in accordance with the provisions of this Lease.  In the event Tenant installs supplementary air-conditioning units serving the 5th Floor Additional Premises, Tenant covenants and agrees, at its sole cost and expense, to maintain in full force and effect for so long as such air-conditioning unit remains in the Building, a maintenance agreement for the periodic maintenance of such unit on customary terms with a contractor reasonably acceptable to Landlord and to furnish a copy of said contract and all extensions thereof to Landlord within ten (10) days after demand.  Landlord shall perform routine testing and maintenance of such Building condenser water tower and shall give Tenant reasonable prior notice of such testing.  Landlord shall cooperate with Tenant in order to schedule such testing so as to minimize material interference with the conduct of Tenant’s business.

In addition, Landlord shall permit Tenant to access the façade of the Building for the purposes of installing louvers for supplemental air-cooled air-conditioning units installed in the 5th Floor Additional Premises provided and on condition that such louvers shall be installed on the west side of the Building on the fifth (5th) floor façade in accordance with Schedule S of the Lease, and such installation shall be performed in accordance with Article 42 and all other provisions of the Lease.”

(vii)    Subsection 25.06 of the Lease shall be deleted in its entirety and replaced with the following:

“25.06.                    (a)  Landlord represents that as of the date of the Fourth Supplemental Agreement the following is a comprehensive list of all Superior Instruments:

(i)            a certain ground lease dated January 26, 1989 between Irving Trust Company (“Ground Lessor”), as ground lessor and 380 Madison Avenue Partners, as Landlord’s predecessor in interest, as ground lessee,

(ii)           a certain Agreement of Consolidation, Extension and Modification of Mortgages, dated as of July 1, 1997 between LaSalle National Bank (“Fee Mortgagee”) as successor-in-interest to GMAC Commercial Mortgage Corporation, and Ground Lessor, and

(iii)          a certain Mortgage Consolidation and Modification Agreement dated December 19, 1997, made by Landlord’s predecessor in interest in favor of Bank of America (“Leasehold Mortgagee”), as successor in interest to First National Bank of Boston.

(b)           Landlord represents that as of the date of this Agreement (1) all the Superior Instruments are in full force and effect and Landlord has received no notices of defaults thereunder which have remained uncured beyond the applicable grace period set forth in the applicable Superior Instrument and (2) the Superior Instruments do not require the prior written consent of the Ground Lessor, the Fee Mortgagee or the Leasehold Mortgagee for the transactions contemplated by this Agreement.”

(viii)        The following sections of the Lease shall be inapplicable to the 5th Floor Additional Premises: Sections 1.05, 2.02, 2.03, 2.05, Articles 24, 42 and 43 and Schedules N, P and Q.

(ix)           Schedule P of the Lease shall be replaced by Schedule S, which is attached hereto as Exhibit D.

5.             Amendments Relating to the entire Premises:

(a)           Notwithstanding anything to the contrary in the Lease, Tenant shall not be obligated to pay any overtime charge for supervisory labor pursuant to Section 21.01(a) of the Lease with respect to the use of the freight elevator service provided on a reserved basis provided that the scope of such supervisory labor is solely for the operation of the freight elevator.

(b)           Landlord agrees that it will be reasonable in determining when Tenant will be required to use supervisory labor for purposes other than use of the freight elevator.

(c)           Section 2.01(b) of the Lease is deleted in its entirety and is hereby replaced with “The “Expiration Date” of the Term shall be January 26, 2014.”

(d)           In Section 31.01 of the Lease, the addresses given for Notice to Landlord and Notice to Tenant shall be deleted in their entirety and replaced with the following:

if to Landlord:

Tag 380, LLC
9 W. 57th Street
New York, New York 10019

With a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York, 10022
Attention: Chris M. Smith, Esq.

and if to Tenant:

Investment Technology Group

380 Madison Avenue
New York, New York 10019
Attention: General Counsel

(e)           Article 40 of the Lease is hereby deleted in its entirety and replaced with the following:

“40.01.    (a) If, prior to the Expiration Date Landlord from time to time intends to offer for leasing any of the Option Space (as hereinafter defined), or Landlord shall receive an offer from a third party (which offer is acceptable to Landlord)to lease the Option Space, then provided (i) the Lease shall not have been previously terminated and (ii) Tenant shall not be in material default in the observance or performance of any of the terms, covenants or conditions of the Lease beyond any applicable grace periods,  (items (i) and (ii)   hereinafter collectively shall be referred to as the “Option Space Conditions”), Landlord shall first give Tenant written notice (a “Option Space First Offer Notice”) indicating (w) which of the 5th Floor Option Space, the 7th Floor A Option Space or the 7th Floor B Option Space is available, (x) such other terms upon which Landlord intends to offer for leasing (or which terms were acceptable by Landlord from such third party in an offer received by Landlord for) such Option Space and (y) the date upon which Landlord reasonably anticipates such Option Space could be delivered to Tenant (the “Option Space Scheduled Date”) which date shall not be less than sixty (60) days nor more than one (1) year from the date of the Option Space First Offer Notice.  The Option Space First Offer Notice shall constitute an offer by Landlord to Tenant to lease that portion of the Option Space identified in such Option Space First Offer Notice for a term equal to that set forth in the Option Space First Offer Notice and upon the terms contained in Section 40.01(c) below.  If Tenant desires to lease such Option Space upon such terms, Tenant shall deliver to Landlord Tenant’s acceptance of such Option Space (an “Option Space First Offer Acceptance”) within ten (10) Business Days after Landlord shall have given such Option Space First Offer Notice, time being of the essence with respect thereto. The parties agree that if Tenant shall fail to deliver the Option Space First Offer Acceptance strictly in accordance with this Section 40.01, time being of the essence with respect to the delivery of an Option Space First Offer Acceptance, (w) Tenant shall be deemed to have rejected Landlord’s offer to lease that portion of the Option Space which was the subject of the Option Space First Offer Notice and (x) Tenant shall have no further rights under this Section 40.01 with respect to such Option Space except (1) if such Option Space shall remain available for six (6) months beyond the date of the delivery of the Option Space First Offer Notice, (2) if Landlord shall lease or receive an offer (which offer is acceptable to Landlord) for such Option Space on terms materially less favorable to Tenant then offer to Tenant by Landlord in the Offer Space First Offer Notice or (3) Tenant shall have rescinded the Option Space First Offer Acceptance in accordance with Section 40.01(e) hereof, in which case Tenant’s rights with respect to such Option Space shall be reinstated.  Tenant’s failure to deliver an Option Space First Offer Acceptance with respect to the Option Space that is the subject of the Option Space First Offer Notice shall not affect Tenant’s rights with respect to any Option Space which was not offered to Tenant for leasing in the Option Space First Offer Notice, subject, however, to the other conditions of this Section 40.01.  If Tenant disputes Landlord’s claim that Tenant is in material default beyond any applicable grace periods, then, provided Tenant shall prevail in any contest with respect to such dispute, such claim of default shall not operate to bar Tenant’s exercise of its rights to Option Space hereunder during the pendency of such dispute.

(b)  “Option Space” as used herein shall mean any of the following: (i) 16,397 rentable square feet on the fifth (5th) floor of the Building as shown to the left of the heading “Tenant ‘B’” on Exhibit A (the “Fifth Floor Option Space”); (ii) 13,028 rentable square feet on the seventh (7th) floor of the Building as shown to the left of the heading “Tenant ‘A’” on Exhibit B attached hereto and made a part hereof (the “Seventh Floor A Option Space”) and (iii) 6,623 rentable square feet on the seventh (7th) floor of the Building as shown to the left of the heading “Tenant ‘B’” on Exhibit B (the “Seventh Floor B Option Space) which Landlord intends to offer for leasing.  Notwithstanding the foregoing, Option Space shall not include any space (i) which is subject to (a) a lease which grants the tenant thereunder any unexpired rights of renewal or extension as to such space or (b) the right, option or obligation of any other tenant or person to lease such space, (ii) which Landlord intends to offer to the existing tenant of such space notwithstanding the absence of any renewal or extension rights in such tenant’s existing lease, provided, however, that if such existing tenant rejects such offer by Landlord, such space shall become Option Space if such space would otherwise be Option Space pursuant to the provisions of this Section 40.01 or (iii) which Landlord intends to lease or otherwise make available to an affiliate of Landlord.

(c)  Provided the Option Space Conditions are satisfied, in the event Tenant delivers to Landlord the Option Space First Offer Acceptance as to the offered Option Space in accordance with Section 40.01(a) hereof, the Option Space shall become, and be deemed to comprise, part of the Premises as if originally included within this Lease on the Option Space Effective Date (as hereinafter defined) upon the following terms and conditions, which shall be applicable only to the Option Space:

(i)            the fixed annual rent payable shall be $49.00 per rentable square foot of such Option Space.

(ii)           The “Expense Base Factor” shall mean an amount equal to the Expenses for the Operating Year 2006.

(iii)          The term “Operating Year” shall mean each calendar year which includes any part of the Term, the term “Base Operating Year” shall mean the calendar year 2006, and The term “Base Tax” shall mean the Taxes payable with respect to the Property for the Tax Year commencing on July 1, 2006 and ending on June 30, 2007.

(iv)          The term “Tenant’s Tax Share” shall mean (x) with respect to the Seventh Floor A Option Space, 1.463%, (y) with respect to the Seventh Floor B Option Space, .744% and (z) with respect to the Fifth Floor Option Space, 1.839%.

(v)           The term “Tenant’s Expense Share” shall mean (x) with respect to the Seventh Floor A Option Space, 1.569%, (y) with respect to the Seventh Floor B Option Space, ..798% and (z) with respect to the Fifth Floor Option Space, 1.975%.

(vi)          With respect to the Fifth Floor Option Space, the Seventh Floor A Option Space and the Seventh Floor B Option Space, Tenant acknowledges and agrees that the portion of the floor on which such Option Space is located shall be deemed to contain approximately (with respect to such Option Space) 16,379, 13,028 and 6,623 rentable square feet, respectively.

(vii)         Tenant shall receive an additional work credit in an amount equal to $5.00 multiplied by the number of rentable square feet contained in such Option Space multiplied by the number of years (and/or partial years) remaining in the lease term (and/or partial years) between the Option Space Effective Date for such Option Space and the Effective Date.

(viii)        Tenant shall receive an abatement of rent in an amount equal to the product of seventy-five percent (75%) of the amount of fixed annual rent payable for one (1) month for such Option Space multiplied by the number of years (and/or partial years) remaining in the lease term between the Option Space Effective Date for such Option Space and the Expiration Date.

(ix)           The Option Space shall be leased to Tenant upon the terms and conditions of such Option Space First Offer Notice (except as set forth above or below) and the terms of the Lease (except as set forth above or below); it being agreed that the terms of the Option Space First Offer Notice shall supersede any conflicting or inconsistent terms of the Lease.

(d)           The “Option Space Effective Date” shall be that day on which Landlord delivers vacant, exclusive possession of the Option Space to Tenant.  Landlord shall endeavor to deliver vacant, exclusive possession of the entire Option Space in question to Tenant on or prior to the Option Space Scheduled Date, provided that Landlord shall have no obligation to institute and prosecute any holdover or other appropriate proceedings, whether similar or dissimilar, against any occupant of the Option Space in question.

(e)           If Landlord is unable to deliver vacant, exclusive possession of the Option Space to Tenant for any reason, including the holding over of the prior tenant, on the Option Space Scheduled Date, Landlord shall not be subject to any liability therefor, and this Lease shall not be impaired under such circumstances, but Landlord shall continue to endeavor to obtain and deliver to Tenant vacant, exclusive possession of the Option Space until Landlord’s receipt of Tenant’s notice to rescind its Option Space First Offer Acceptance as to such Option Space as described in subsection (g) below, whereupon Landlord shall cease to have any further obligations to Tenant with respect to such Option Space.  If Landlord does not receive Tenant’s notice to rescind its Option Space First Offer Acceptance on or before the first anniversary of the Option Space Scheduled Date for such Option Space, Tenant’s right to rescind the Option Space First Offer Acceptance shall thereafter be deemed null and void.  Tenant hereby waives any right to rescind this Lease under the provisions of Section 223(a) of the Real Property Law of the State of New York and agrees that the provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of said Section 223(a).

(f)            Tenant shall accept the Option Space in its “as is” condition on the Option Space Effective Date and consistent with all the terms and conditions of this lease (other than the provisions of Articles 2 and 43 and Sections 1.05, 40.01(c)(vi), (c)(vii) and 40.01(j).  Landlord shall have no obligation to increase the quantity or character of electric service servicing the Option Space.

(g)           With respect to any Option Space as to which Landlord is unable to deliver vacant, exclusive possession thereof for any reason within one (1) year after the Option Space Scheduled Date, Tenant may request that Landlord institute holdover or other appropriate proceedings against any occupant of such Option Space, it being understood that Landlord shall have no obligation to do so.  Provided that Tenant has served such notice as aforesaid, and provided further that Landlord has not instituted holdover or other appropriate proceedings against any occupant of such Option Space, Tenant shall have the right, as and for its sole remedy, by written notice to Landlord, to rescind its Option Space First Offer Acceptance as to such Option Space at any time after the expiration of said one (1) year period until eighteen (18) months after the Option Space Scheduled Date for such Option Space.  Upon the thirtieth (30th) day following Landlord’s receipt of Tenant’s aforesaid notice to rescind its Option Space First Offer Acceptance (provided that Landlord shall not theretofore have delivered to Tenant vacant, exclusive possession of such Option Space or have instituted holdover or other appropriate proceedings against any occupant of such Option Space), the provisions of this Section 40.01 shall automatically cease to apply to such Option Space only (but the foregoing shall not affect the validity of the provisions of this Section 40.01 as same shall apply to any other Option Space or affect any other provisions of the Lease).  If Landlord shall commence such proceedings as aforesaid, Landlord shall thereafter pursue same in a reasonably diligent fashion.

(h)           Landlord agrees, upon delivery of an Option Space First Offer Notice to Tenant with respect to any Option Space, that Tenant may inspect such Option Space upon reasonable verbal notice to Landlord, subject to the rights of any tenants or occupants thereof.

(i)            Tenant’s right to take any additional Option Space is personal to the named Tenant and Tenant’s Affiliates and shall not inure to the benefit of any other successors (other than their successor by merger, consolidation or sale of substantially all of its assets), assigns or sublessees of the named Tenant or Tenant’s Affiliates.

(j)            As promptly as practicable after Tenant’s delivery of an Option Space First Offer Acceptance, the parties shall execute and deliver to each other a supplemental agreement to the Lease which shall set forth all terms and conditions with respect to Tenant’s lease of the Option Space.  With respect to the 7th Floor A Option Space or 7th Floor B Option Space, such supplemental agreement shall set forth Landlord’s obligation to perform Landlord’s Additional Work, which shall be defined as set forth in Section 5(a) hereof, with the exception that Landlord shall not be obligated to renovate any bathrooms on the seventh (7th) floor.

(k)           From and after the Effective Date, Landlord covenants and agrees not to grant a right to offer space to any other tenant in the Building on or after the date hereof superior to Tenant’s rights pursuant to this Section 40.01 with respect to any Option Space during the term of this Lease.  Landlord hereby represents that to the best of Landlord’s knowledge, no Existing Tenant has an option to rent the Option Space in its lease.

6.             Condition of the 5th Floor Additional Premises.  (a) Tenant acknowledges that Landlord has made no representations to Tenant with respect to the condition of the 5th Floor Additional Premises, except as set forth herein.  Tenant hereby represents and warrants that it has made a thorough inspection of all of the 5th Floor Additional Premises and agrees to take the same “as-is”, with all existing furniture and fixtures, in the condition existing on the Effective Date, provided that Landlord agrees to deliver the 5th Floor Additional Premises free of any occupants and in a “broom-clean” and vacant condition on the Effective Date and provided that Landlord’s Additional Work (as hereinafter defined) shall be performed in compliance with all laws and in a good workmanlike manner on or before the date which is one hundred twenty (120) days following the Effective Date (such one hundred twenty day (120) period, the “Landlord Work Period”). Notwithstanding anything to the contrary contained in the Lease, Landlord shall contribute an amount not to exceed Six Hundred Eighty-Five Thousand and No/100 Dollars ($685,000.00) (“the Additional Work Credit”), payable in accordance with Section 5(c) below, toward the “hard” cost of Tenant’s Work (“Tenant’s Additional Work”) which “hard cost” shall not be deemed to include, by way of example only and not limitation, the purchase of fixtures or furniture, and (ii) Related Costs in connection with Tenant’s Additional Work, provided, however, that no more than Sixty-Eight Thousand Five Hundred and No/100 Dollars ($68,500.00) shall be used towards the payment of Related Costs.  Tenant shall use the Additional Work Credit for the performance of work in all of the premises demised to Tenant pursuant to the Lease.  Subject to the last sentence of subsection 5(c) of this Agreement, Landlord shall have no obligation to disburse any portion of the Additional Work Credit to Tenant after December 31, 2006 for any of Tenant’s Additional Work commenced after December 31, 2006.  Landlord agrees that it shall, at Landlord’s sole cost and expense:

(i)            renovate the existing bathrooms on the fifth (5th) floor and on the seventh (7th) floor in accordance with the standards used to renovate the bathrooms on the twenty-fourth (24th) floor, and, if practicable, make such bathrooms ADA compliant;

(ii)           repair, restore or replace leaking toilets, broken or damaged toilet seats and leaking or broken sinks and faucets located on the (fourth) 4th floor and make any other repairs necessary to ensure that such toilets and sinks are in good working order;

(iii)          provide an ACP-5 certificate from a reputable engineering company reasonably acceptable to Tenant with respect to the 5th Floor Additional Premises;

(iv)          remove, in compliance with applicable law, any asbestos-containing materials which are found in the 5th Floor Additional Premises;

(v)           ensure that all Building-provided heating and cooling systems in the Premises are in good working order and make all necessary repairs and replacements and perform all necessary maintenance in connection with such systems;

(vi)          fix or, if applicable, replace, any convector covers which are dented as of the date hereof;

(vii)         provide necessary points of connection and tie-ins to the Building’s Class E data gathering panel (DGP); and

(viii)        replace the common area carpeting (including, without limitation, the carpeting in the elevator lobby and the corridor) on the seventh (7th) floor with Building standard carpeting.

Landlord shall substantially complete the foregoing items (i) through (viii) (collectively, “Landlord’s Additional Work”) on or prior to the completion of the Landlord Work Period unless Landlord is prevented from doing so by any force majeure event beyond Landlord’s control or any act or omission of Tenant, its employees, agents or contractors and provided that Tenant complies with any conditions imposed on the performance of Tenant’s Additional Work during Landlord’s approval of Tenant’s plans therefor.

(b)           Tenant shall submit plans, drawings and specifications for Tenant’s Additional Work to Landlord for Landlord’s approval prior to performing Tenant’s Additional Work and shall otherwise comply with the provisions of Articles 6 and 42 of the Lease in respect of the performance of such Tenant’s Additional Work.

(c) The Additional Work Credit shall be payable in installments by Landlord to Tenant upon Tenant’s written request (each, a “Disbursement Request”) to Landlord no more than once monthly.  The amount of each such installment shall be an amount equal to the product obtained by multiplying ninety percent (90%) of the Additional Work Credit by a fraction, the numerator of which is equal to the actual costs paid or incurred by Tenant for completed portions of Tenant’s Additional Work referenced in such Disbursement Request (as evidenced by paid or incurred invoices delivered to Landlord in accordance with the next sentence) and the denominator of which is equal to the total estimated cost of Tenant’s Additional Work, which estimate shall be made, and certified to, by Tenant’s architect in good faith based on the final plan for Tenant’s Additional Work, provided, however, that the total amount of all such installments prior to the final installment shall not exceed ninety percent (90%) of the Additional Work Credit. Each Disbursement Request shall include (1) paid or incurred invoices for the portion of Tenant’s Additional Work performed since the last disbursement; (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the portion of Tenant’s Additional Work referenced in said requisition and represented by the aforesaid invoices has been satisfactorily completed in accordance with Tenant’s final plan for Tenant’s Additional Work and (3) partial lien waivers (in form reasonably satisfactory to Landlord) from contractors, subcontractors and all materialmen who shall have performed any such work and services incurred up to and including the last disbursement of the Additional Work Credit.  Tenant acknowledges and agrees that the final ten percent (10%) of the Additional Work Credit shall not be paid to Tenant until after the completion of Tenant’s Additional Work and Landlord’s receipt from Tenant of all Building Department sign-offs, inspection certificates and any payments required to be issued by any governmental entities having jurisdiction thereover.

(d) At any and all times during the progress of Tenant’s Additional Work, Landlord and its representatives shall have the right to inspect the performance of Tenant’s Additional Work and Landlord shall have right to withhold payment of all or any portion of the Additional Work Credit as shall equal the cost of correcting any portions of Tenant’s Additional Work which shall not have been performed in a manner reasonably satisfactory to Landlord, provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection, and provided further that Landlord’s inspection shall not interfere with the performance of Tenant’s Additional Work except to a de minimis extent.

(e) The Additional Work Credit is being given for the benefit of Tenant and Tenant’s Affiliates only.  No third party shall be permitted to make any claims against Landlord with respect to any portion of the Additional Work Credit.

7.             Internal Staircase.  Landlord hereby confirms that Tenant retains the right to construct an internal staircase consistent with and subject to the terms, conditions and Tenant restoration obligations set forth in Paragraph 3(h) of the Second Supplemental Agreement.

8.             Rent Credit.  Provided that Tenant shall not then be in default of the terms and conditions of the Lease beyond applicable notice and cure periods, if any, Tenant shall receive a credit in the amount of THREE HUNDRED SEVENTY-ONE THOUSAND FOUR HUNDRED THIRTY-FOUR AND 19/100 DOLLARS ($371,434.19) on February 1, 2013 to be applied to Tenant’s payments of fixed annual rent due or to be paid under the Lease.

9.             Generator.  Tenant shall be permitted to have exclusive use of the generator which it currently uses in the Building and shall be permitted to use up to two hundred (200) additional kilovolt amperes from such generator which shall be supplied by Landlord.

10.           Brokerage.

(i)            Tenant represents and warrants to Landlord that Tenant has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank and CB Richard Ellis, Inc.  Tenant does hereby indemnify and hold Landlord harmless from and against any and all loss, costs, damage, liability or expense (including, without limitation, reasonable attorneys’ fees and disbursements) which Landlord may incur by reason of any claim asserted against Landlord by any broker, finder or like agent claiming to have dealt with Tenant in connection with this Agreement.

(ii)           Landlord represents and warrants to Tenant that Landlord has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark & Company Real Estate, Inc. and CB Richard Ellis, Inc., to which Landlord shall pay commission due, if any, pursuant to separate agreement. Landlord does hereby indemnify and hold Tenant harmless from any and all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees and disbursements) which Tenant may incur by reason of any claim asserted against Tenant by any broker, finder or like agent claiming to have dealt with Landlord in connection with this Agreement.

(iii)          The provisions of this Paragraph 10 shall survive the expiration or sooner termination of the Lease.

(b)           Authorization.  Landlord and Tenant represent and warrant to each other that its respective execution and delivery of this Agreement has been duly authorized, that the individual executing this Agreement on behalf of Landlord or Tenant, respectively, has been duly authorized to do so, and that no other action or approval is required by such party with respect to this transaction.

(c)           Not Binding Until Executed.  This Agreement shall not be binding on or enforceable against Landlord unless and until Landlord shall have executed and delivered to Tenant an executed counterpart of this Amendment.

(d)           Full Force and Effect of Lease.  Except as modified by this Agreement, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

(e)           Entire Agreement.  The Lease, as amended by this Agreement, constitutes the entire understanding between the parties hereto with respect to the Demised Premises and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(f)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

(g)           Governing Law.  This Agreement has been executed and delivered in the State of New York and is to be governed by and construed according to the laws of the State of New York.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Lease as of the date first above written.

LANDLORD:

TAG 380 LLC

By:
	Name:	Sheldon H. Solow
	Title:	Sole Member

TENANT:

Investment Technology Group, Inc.

By:
Name:
Title:

EXHIBIT A

5th Floor Additional Premises
and 5th Floor Option Space

A-1

EXHIBIT B

7th Floor A and B Option Space

B-1

EXHIBIT C

Schedule S

C - 1